ARTICLES OF AMENDMENT


                                       OF


                          IDS Life Managed Fund, Inc.


     Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Life Managed Fund, Inc., incorporated under the laws of the State of Minnesota on March 5, 1986, amends its Articles of Incorporation to change the name of the corporation to AXP Variable Portfolio - Managed Series, Inc. The new Article I shall be:

                                ARTICLE I - NAME

     The name of this corporation (hereinafter called the "Fund") is:

                AXP Variable Portfolio - Managed Series, Inc.

     The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.


 Dated this 16th day of June, 1999.

                                AXP Variable Portfolio - Managed Series, Inc.


                                 By /s/ Leslie L. Ogg
                                    -----------------
                                        Leslie L. Ogg
                                        Vice President and Secretary

STATE OF MINNESOTA)
                  )ss.
 COUNTY OF DAKOTA)


The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                                        By /s/ Diane R. Kepp
                                          ------------------
                                               Diane R. Kepp
                                               Notary Public